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                                                                   Exhibit 10.15

                           SALE AND PURCHASE AGREEMENT

         This SALE AND PURCHASE AGREEMENT (this "Agreement"), dated as of October 26, 1998, is made and entered into by and between TRAFALGAR HOUSE PROPERTY, INC., a Delaware corporation ("Seller") and BEAZER HOMES CORP., a Tennessee corporation ("Buyer").

         Buyer and Seller hereby agree as follows:

         1.    Definitions

         In this Agreement the following terms shall have the following meanings:

         "Assignment and Assumption Agreement" means an agreement for the assignment and assumption of the Assumed Obligations to be delivered by Buyer to Seller on Closing pursuant to clause 4 in form and substance acceptable to Seller and Buyer;

         "Assumed Obligations" means those obligations of the Seller in respect of the Business set out in Exhibit B hereto; and

         "August Balance Sheet" means the balance sheet of the Business showing the Net Assets as at 8/29/98 annexed as Exhibit A hereto

         "Bridgewater Asset" means all those 43 lots of land at Bridgewater Crossing, Bridgewater Township, New Jersey;

         "Business" means the Pennsylvania, New Jersey, Maryland and Virginia operations of the Seller;

         "Contracts" means land sale and land purchase agreements described on Exhibit E;

         "Determination Date" means as of the close of business on the day immediately preceding the day of the Closing;

         "Draft Disclosure Schedule" means the draft disclosure schedule of the Seller to be prepared by Seller and delivered to Buyer under clause 5(c) ;

         "Estimated Purchase Price" means an amount equal to the net book value of the Net Assets shown on the August Balance Sheet minus US$ 29,000,000.

         "Excluded Assets" means cash, all assets and liabilities of the South Riding Business and the Other Land set out in Exhibit J, cash equivalents intercompany receivables and any categories of assets not included on the August Balance Sheet;

         "Excluded Liabilities" means bank debt, intercompany payables, any categories of liabilities not included on the August Balance Sheet and litigation and claims against the Business with respect to the period prior to the Closing Date;

         "Final Balance Sheet" means the balance sheet of the Business showing the Net Assets of the Business excluding any Impaired Assets as at the Determination Date prepared by Seller and reviewed by Messrs. Arthur Andersen as provided below.


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         "Final Net Worth" means the net book value of the Net Assets as at the
Determination Date, which amount is based on the Final Balance Sheet of the Business prepared in accordance with United Kingdom generally accepted accounting principles ("UK GAAP") applied on a basis consistent with prior periods;

         "Impaired Assets" shall mean those Net Assets: (i) as to which there exists as of the Closing Date a material breach of the representations and warranties of the Seller set forth in clauses 8 b), c), d), e), f), g), h), i),
j), k) and l) herein and which have not been cured by Seller; or] (ii) the subject of additional disclosures by Seller in the Closing Disclosure Schedule or any other notification or schedule made by Seller in writing and delivered to Buyer before the Closing Date, or (iii) for which the Seller has not procured the Required Approvals on or before the Closing Date and in each instance, either not capable of conveyance by the Seller to Buyer at Closing without a Required Approval or incapable of use for residential housing developments;

         "Land" means the real properties described in Exhibit C;

         "Leases" means the leases described in Exhibit D;

         "Net Assets" means all the net operating assets of the Business and those described on the August Balance Sheet excluding Excluded Assets and Excluded Liabilities;

         "Partnership Agreements" means the joint ventures and partnerships described in Exhibit F; and

         "Performance Guarantees" means all those letters of credit, bonds and cash escrows of the Seller described in Exhibit G;

         "Permits" means the permits listed in the Closing Disclosure Schedule;

         "Purchase Price" means Final Net Worth less US$ 29,000,000;

         "Required Approvals" means the approvals from third parties required under the Required Contracts, Required Leases, Required Permits, and Required Partnerships set out in Exhibit I prior to assignment to the Buyer under the Assignment and Assumption Agreement;

         "South Riding Agreement" means an agreement for the sale and purchase of the South Riding Business.

         "South Riding Business" means the South Riding division and operations of Seller or its successor at South Riding;

         2.    Sale and Purchase

         a) Buyer will purchase the Net Assets of the Business described in the Final Balance Sheet and shall assume, pay and perform the Assumed Obligations.

         (b) Buyer shall have an option to exclude the Bridgewater Asset from the Net Assets being purchased by Buyer hereunder by notice to Seller at Closing but on condition only that there shall be no corresponding reduction of the Purchase Price. If Buyer opts to exclude the Bridgewater Asset and Seller subsequently sells the Bridgewater Asset after the Closing Date, Buyer shall receive 50% of the proceeds of sale from such disposal;



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         (c) The Final Net Worth shall be determined on the Determination Date on the basis of the Final Balance Sheet. The Final Balance Sheet shall be prepared by the Seller in accordance with UK GAAP applied on a basis consistent with prior periods. Messrs. Arthur Andersen ("AA") shall audit the Final Balance Sheet and deliver their opinion to the Buyer and the Seller within 30 days of the Determination Date.

         (d) Within thirty (30) days following the delivery of the AA audited Final Balance Sheet, Buyer shall deliver to Seller a notice of objection (an "Objection Notice") or a notice of acceptance (an "Acceptance Notice") with respect to the Final Balance Sheet. If an Acceptance Notice is delivered to Seller or if no Objection Notice is delivered to Seller within such thirty (30) day period, such Final Balance Sheet and the calculation of the Final Net Worth shall be final and binding on the parties. If an Objection Notice is given and the parties are unable to reach agreement within fifteen (15) days of its date, any unresolved disputed items shall be promptly referred to KPMG Peat Marwick in New York, New York ("KPMG") for resolution. The resolution of the dispute by KPMG shall be final and binding on the parties. The fees and expenses of KPMG shall be divided equally between the parties if the amount in dispute is less than five (5) percent of the Purchase Price. If the amount in dispute is greater, then the fees and expenses of KPMG shall be paid by the losing party.

         (e) Buyer, acting reasonably, shall have the right upon written notice to Seller to exclude Impaired Assets from the transaction contemplated by this Agreement on or before the Closing Date and the Purchase Price shall be reduced at the Closing Date by the allocation of net book value attributed to the Impaired Assets in the Final Balance Sheet. In the event that the Buyer does not notify Seller of Impaired Assets on or before the Closing Date, then the Buyer shall be deemed to be satisfied that the Net Assets are not Impaired Assets and the representations and warranties of the Seller shall be subject to the Closing Disclosure Schedule. In the event that the Seller, acting reasonably, disputes that a Net Asset is an Impaired Asset prior to the Closing Date by notice to the Buyer ("Impaired Asset Objection Notice"), the Buyer shall pay an amount equal to the net book value attributed to the Impaired Asset in the August Balance Sheet ("Impaired Asset Escrow Amount") to the Escrow Agent in accordance with clause 3 (b) and the dispute shall be referred to KPMG for resolution. The resolution of the dispute by KPMG shall be final and binding on the parties. The fees and expenses of KPMG shall be divided equally between the parties if the amount in dispute is less than five (5) percent of the Purchase Price. If the amount in dispute is greater, then the fees and expenses of KPMG shall be paid by the losing party.

         Provided always that if the number of affected lot(s) of Land under subclauses 2(e) and 7(e) (i) exceed in number 10% or more of the total number of lot(s) of all Land, then the Buyer shall have the right to terminate this Agreement in accordance with clause 13.

         (f) Upon the signing of this Agreement, Buyer shall deliver to Tri-State Commercial Closings Inc in accordance with the terms of the attached escrow agreement in Exhibit L ("the Escrow Agent"), an earnest money deposit in the sum of one million dollars ($1,000,000) (the "Deposit"). The terms of the escrow are that: (i) the Deposit shall be released to Seller at 9am on November 4th 1998 if Buyer has not, by notice to Seller and Escrow Agent waived its financing contingency in clause 11E on or before November 3rd 1998 ("Waiver Notice"), and the Escrow Agent has not received the Waiver Notice prior to the release of the Deposit to Seller; (ii) if Seller and Escrow Agent receive the Waiver Notice on or before November 3rd 1998, the Deposit shall be released to Buyer.

         3.    Closing.

         a) The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Kvaerner Inc., One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103 at 10:00 a.m. on December 4, 1998, or on such other date as is mutually agreeable to



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Buyer and Seller. The date on which the Closing occurs is referred to herein as the "Closing Date," and the Closing shall be deemed effective as of 8:00 a.m., Philadelphia time, on the Closing Date.

         b) Subject to the conditions set forth in this Agreement, the parties agree to consummate the following transactions on the Closing Date:

                  i. the Estimated Purchase Price shall be paid by Buyer to Seller at Closing, less the net book value of any assets which the parties agree are Impaired Assets and less any Impaired Asset Escrow Amount, by wire transfer or immediately available funds to the bank account of Seller notified to Buyer in writing; and

                  ii. the Buyer Escrow Amount (in the amount of $2,000,000.00) shall be paid by Buyer to the account designated by the Escrow Agent; and

                  iii. the Seller Escrow Amount (in the amount of $2,000,000.00) shall be paid by Seller to the account designated by the Escrow Agent; and

                  iv. the Impaired Asset Escrow Amount (if any) shall be paid by Buyer to an account designated by the Escrow Agent.

         c) The Buyer Escrow Amount, the Impaired Assets Escrow Amount and the Seller Escrow Amount shall be held by the Escrow Agent and disbursed pursuant to the Escrow Agreement which shall be in form and substance acceptable to the Buyer, Seller and the Escrow Agent. The foregoing funds shall serve as a source of payment of any amounts payable upon the calculation of the Purchase Price.

         d) If for any reason not directly attributable to the breach or default of the party who is to receive a payment under this Agreement, an amount is not paid under this Agreement on the due date for payment, then the amount shall bear interest. Such interest shall accrue from day to day (before and after settlement) at the annual rate of 4% above the "Prime Rate" listed in THE WALL STREET JOURNAL on the due date for payment.

         e) The Purchase Price shall be allocated as set forth on a Closing Statement executed between the Buyer and Seller at Closing updated to reflect any change between the August Balance Sheet and the Final Balance Sheet.

         (f)   In the event:

                  (A) the Purchase Price is less than the amount received by Seller pursuant to clause 3b) i, Seller shall pay the difference to Buyer promptly, or

                  (B) the Purchase Price is more than the amount received by Seller pursuant to clause 3b) i, Buyer shall pay to Seller the difference promptly (unless the difference is released by the Escrow Agent to Seller) ; or

                  (C) Buyer delivers to Seller the Objection Notice and/or the Impaired Asset Objection Notice, Buyer shall pay to Seller promptly the amount, if any, by which the undisputed portion of the Purchase Price is greater than the Estimated Purchase Price. Within two (2) business days after the resolution of a dispute by the parties under 2(d) and/or 2 (e), Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, the amount of any further adjustment required.

         g) Payments due to or from Buyer or Seller, as the case may be, pursuant to Clause 3 (f) and



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2(e) shall be paid in accordance with the terms of the Escrow Agreement.

         4.    Performance at Closing.

         a) On the Closing Date, Seller shall deliver to Buyer all documents and instruments in form and in substance reasonably acceptable to Buyer's legal counsel, the following ("Seller's Closing Documents"):

                  (i)  a bill of sale to all personalty of the Business,

                  (ii) assignment of Seller's rights, title and interest in plans and specifications, warranties and guarantees of the Business (where Seller is beneficiary) pursuant to the Assignment and Assumption Agreement;

                  (iii) an exclusive, right and license to all marketing and the trade name "Trafalgar House Residential" for the activities of housebuilding for a period of five years from Closing in all States where the Seller has housebuilding operations as of the Closing Date;

                  (iv) an assignment of all assignable Permits, Contracts, Leases and Partnerships pursuant to the Assignment and Assumption Agreement;

                  (v) an assignment of all Required Contracts, Required Leases and Required Permits on the Closing Date, subject to clause 7. (f), together with copies of the Required Approvals pursuant to the Assignment and Assumption Agreement;

                  (vi) a list of all Performance Guarantees to be replaced by Buyer at Closing pursuant to the provisions of this Agreement; and

                  (vii) warranty deeds in favor of the Buyer for all of the Land;

                  (viii) a Section 1445 Affidavit as to the non-foreign status of the Seller together with similar withholding tax affidavits consistent with local custom;

                  (ix) documents necessary for the issuance of the title policies consistent with the Commitments;

                  (x)       The Closing Statement referred to in clause 3(e)

                  (xi) an executed Take down Agreement with the South Riding Business ("Take Down Agreement") in the terms set out in clause 14; and

                  (xii)     the Closing Disclosure Schedule; and

                  (xiii) an assignment of the Assumed Obligations to Buyer pursuant to the Assignment and Assumption Agreement; and

                  (xiv) Certificates of Good Standing, Corporate Resolutions, Incumbency Certificates and Certificates of Good Standing from the States of operation and other evidence of corporate authority as may be reasonably requested by the Buyer as to Seller and Guarantor and



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                  (xv) such other funds, documents and/or instruments as
provided for under this Agreement.

         b) On the Closing Date, Buyer shall deliver to the Seller, the Estimated Purchase Price in accordance with clause 3(b), and, in form and in substance reasonably acceptable to Seller's legal counsel, the following:

                  i. an Assumption and Assignment Agreement from the Buyer in respect of the Assumed Obligations; and

                  ii. the Backup Letters of Credit;

                  iii. Certificates of Good Standing, Corporate Resolutions, Incumbency Certificates and Certificates of Good Standing from the States of operation and other evidence of corporate authority as may be reasonably requested by the Seller as to Buyer and BZH; and

                  iv. such other funds, documents and/or instruments as provided for under this Agreement.

         5. Sellers Obligations. From the date of this Agreement to the Closing
Date:

         a) Seller shall allow Buyer access to the Land and the Business for the purpose of Buyer's investigations. Seller shall also make available to Buyer without charge all information and documents listed in the Draft Disclosure Schedule and such other documents as shall be sufficient to entitle Buyer, acting reasonably, to verify the Draft Disclosure Schedule and the Net Assets.

         b) Seller shall operate the Business in the ordinary course of business in accordance with prudent, reasonable business standards, and shall execute no material contracts in excess of $100,000 or carry out any material actions other than in the ordinary course of business that are not terminable on or before the Closing Date without the written consent of Buyer.

         c) Seller shall finalize the Draft Disclosure Schedule and deliver it to Buyer within 5 working days of the date of this Agreement and shall thereafter produce a closing disclosure schedule ("Closing Disclosure Schedule") 5 working days prior to Closing. The Closing Disclosure Schedule shall contain specific and not generic disclosures.

         6. Conditions. The obligations of Seller and Buyer under this Agreement are conditional upon each of the following occurring at or having occurred by the Closing Date:

         a) Representations and warranties. The representations and warranties of Seller and Buyer contained in this Agreement being true and correct; and

         b) Seller's obligations. Seller shall have performed its obligations in clause 5;

         c) South Riding Business. Seller shall have executed the Takedown Agreement;

         d) Disclosures. There shall be no additional disclosure in the Closing Disclosure Schedule



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which discloses an event or condition not disclosed in the Draft Disclosure
Schedule and admits a material adverse effect on the Business and Seller in its sole discretion does not elect to make a price adjustment in respect thereof, the amount of which is acceptable to Buyer and Seller; and

         e) HSR Act. The parties (including Kvaerner and BZH as defined below) shall have made all applicable filings under the HSR Act and have received written confirmation that this Agreement can be consummated.

         7.    Seller's Title Evidence.

         a) Seller shall promptly upon signing this Agreement furnish all title evidence in the possession of the Seller ("Title Evidence") to the Buyer. Upon receipt of the Title Evidence, the Buyer shall promptly obtain:

                  i. Title Insurance Commitment. A title examination and commitment (together, the "Commitments") for the Land.

                  ii. Multiple Searches. Buyer shall obtain, bankruptcy, litigation, judgement, UCC, tax and other customary searches with respect to the Seller, Kvaerner (as defined below), and the Land. Buyer shall also provide similar searches for Seller as to the Buyer and Beazer Homes (U.S.A), Inc. ("BZH") at the cost of Seller.

                  iii. State Taxes. A report from an approved abstracting company listing all liens for unpaid sales or withholding taxes on file against Seller (or against any trade name or business name used by Seller) which are on file in the office of the County Recorder for the County for which each parcel of the Land is located.

         b) Permitted Exceptions. On the Closing Date, title to the Land shall be free and clear of all encumbrances, excepting only (i) the lien of real estate taxes not yet due and payable, (ii) utility easements and other easements, covenants, conditions, building restrictions and rights-of-way of record required by the proffers running with the Land and which otherwise do not materially interfere with the intended development of the Land, (iii) such matters of title as might be disclosed by a survey of the Land, or any portion(s) thereof and which otherwise do not materially interfere with the intended development of the Land, (iv) other imperfections of title or restrictions imposed by zoning, land use, fire and safety, health or other laws which do not materially detract from the value of the Land or materially interfere with the manner in which such Land is currently being used in the Business, (v) rights of tenants in possession or riparian or mineral rights which do not materially detract from the value of the Land or materially impair the operation of the Business; and (vi) requirements and exceptions set forth in the Commitments and accepted or deemed to have been accepted by Buyer pursuant to the remaining provisions of this clause 7.

         c) Notice of Objection. If a Commitment imposes any requirement or discloses any exception to title other than as permitted in clauses (i), (ii),
(iii), (iv) or (v) of clause 7(b), then Buyer shall have the right in its sole discretion and upon written notice given to Seller no later than seven (7) working days prior to the Closing Date, to object to any such requirement or exception ("Notice of Objection"). Subject to clause 7(d), Buyer shall be deemed to have accepted any and each requirement and/or exception set forth in the Commitments for which no Notice of Objection shall have been given.

         d) Seller's Title Rights and Obligations. Seller shall have the right, in its sole discretion and upon written notice to Buyer given within five (5) Business Days from and after the date any Notice of Objection shall have been given by Buyer (the "Reply Period"), to agree at Seller's cost to cure any title



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objection so notified by Buyer whereupon Buyer shall be deemed to have withdrawn its Notice of Objection.

         e) Buyer Rights. If Seller shall not give Notice of Cure with respect to each requirement and/or exception which is the subject of any Notice of Objection, Buyer thereupon shall:

                  i. have the right to exclude those subdivided lot(s) and/or other portion(s) of the Land affected by such requirement and/or exception from the sale and purchase of Land contemplated by this Agreement and the Purchase Price shall be reduced accordingly by the allocation of net book value attributed to such lot(s) and/of portion(s) of Land on the Final Balance Sheet; or

                  ii. notwithstanding any Notice of Objection close hereunder, in which event Buyer shall be deemed to have accepted all such requirements and/or exceptions without any further remedy or compensation.

         f) Assignment of Development Contracts, Land Purchase Contracts and Engineering Contracts. Seller and Buyer acknowledge that: (i) Required Approvals are needed for certain of the Contracts, Leases, Permits, and Partnerships prior to assignment to the Buyer at the Closing Date; and (ii) Buyer may exclude Impaired Assets on or before the Closing Date; and (iii) Buyer has established a minimum number of specific Contracts, Leases, Permits and Partnerships (referred to as Required Contracts, Required Leases, Required Permits and Required Partnerships respectively) as set forth in categories in Exhibit I so that, if the relevant Contracts, Leases, Permits and Partnerships do not meet the minimum threshold of categories in Exhibit F, then the Buyer may exercise the remedies set forth in Exhibit I save where Buyer subsequently assigns this Agreement or portions thereof to third parties pursuant to clause 17(e) and, using its best efforts, is unable to procure Required Approvals by reason of the identity of such third parties, whereupon the affected Required Contracts, Required Leases, Required Permits or Required Partnerships shall not count towards the minimum threshold of categories for the purposes of Exhibit F . Based on the foregoing, Seller and Buyer agree that on the Closing Date, Seller shall assign to Buyer all of the Assumed Obligations pursuant to the Assignment and Assumption Agreement, in each case with the Required Approvals to meet the definition of the Required Contracts, Required Leases, Required Permits, and Required Partnerships in Exhibit H.

         8. Representations and Warranties by Seller. Seller represents and warrants to Buyer that, save as disclosed, as at the Closing Date as set forth in the Closing Disclosure Schedule:

         a) Corporation; Authority. Seller is duly incorporated and is in good standing under the laws of the State of Delaware; Seller is duly qualified to transact business in the States of Pennsylvania, Virginia, Maryland, and New Jersey; Seller has the requisite corporate power and authority to enter into and perform this Agreement and those Seller's Closing Documents signed by it; such documents have been duly authorized by all necessary corporate action on the part of Seller and have been duly executed and delivered; such execution, delivery and performance by Seller of such documents does not conflict with or result in a violation of Seller's Articles of Incorporation or Bylaws, or any judgment, order, or decree of any court or arbiter to which Seller is a party; such documents are valid and binding obligations of Seller, and are enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

         b) Title to Land. Seller owns the Land, free and clear of all encumbrances except the Permitted Exceptions in clause 7(b)

         c) Leases. Seller has made available to Buyer a correct and complete copy of each Lease



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


and all its amendments. The information regarding the Leases contained in attached Exhibit D is correct and complete as of the date of this Agreement. The Leases are in full force and neither Seller, nor any tenant, is to the best knowledge of Seller in default under the Leases.

         d) Contracts. Seller has made available to Buyer a correct and complete copy of each Contract and its amendments. To the best knowledge of Seller, the Contracts are in full force and the Seller is not in material default under the Contracts.

         e) Partnerships. Seller has made available to the Buyer a correct and complete copy of each Partnership Agreement and its amendments. To the best knowledge of Seller, the Partnerships are in full force and effect and the Seller is not in material default thereunder and there exists no obligation of the Seller to make additional capital payments thereunder.

         f) Permits. Seller has made available to Buyer a correct and complete copy of each Permit and its amendments. To the best knowledge of Seller, the Permits are in full force, and Seller is not in material default under the Permits. To the best knowledge of Seller, no other Permits are required from any governmental entity in order to operate the Land as it is now operated.

         g)        Environmental Laws.

                  Except as described in the environmental reports, studies and/or assessments identified in the Draft Disclosure Schedule, Seller never has used any Land, nor to the best information and belief of Seller, but without independent investigation on its part, has the Land ever been used, for the storage or disposal of "Hazardous Wastes" or "Toxic Substances" except as permitted by law. Seller has delivered to Buyer copies of all environmental reports and studies relating to the Land which are in the Draft Disclosure Schedule.

                  As used herein, (i) "Hazardous Wastes" means all waste materials subject to regulation under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections.6901 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections.6901 et seq., or any other Environmental Law relating to hazardous waste disposal, and (ii) "Toxic Substances" means and includes any materials which have been shown to have significant adverse effects on human health or which are subject to regulation under the Toxic Substance Control Act, 15 U.S.C. Sections.2601 et seq.,

                  To the best of the knowledge of the Seller, (i) no underground storage tanks are presently located on the Land and subsequently removed or filled except as may have been disclosed in the environmental Phase I reports with respect to the Land delivered by Seller to Purchaser; (ii) the Land has not been used as a landfill or as a dump for garbage or refuse.

                  For purposes herein, the term Environmental Law shall mean any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law, and any judicial interpretation of any of the foregoing, which pertains to health, safety, any hazardous material, or the environment (including but not limited to ground or air or water or noise pollution or contamination, and underground or above ground tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. Sections. 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections. 6901 et seq. ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"); the Hazardous Materials Transportation Act, 49 U.S.C. Sections. 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; the Clean Air Act, 42 U.S.C. Sections. 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections. 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections. 300f et seq

         h) Rights of Others to Purchase Land. Seller has not entered into any other contracts for the sale of the Land, nor are there any rights of first refusal or options to purchase the Land or any other rights of others that might prevent the consummation of this Agreement. Seller shall not enter into any agreements or letters of intent to sell the Net Assets during the term of this Agreement other than the sale of residential housing units in the normal course of business.

         i) Financial Statements. The financial statements for the Business including the August Balance Sheet ("Financial Statements") that have been supplied by Seller to Buyer are correct and complete and have been prepared in accordance with UK GAAP . The receivable amounts listed in the debtors' column of the Financial Statements are recoverable in the ordinary course of the Business and the provisions are adequate to complete the warranty work to be undertaken by Buyer under clause 10
         (a) and 16.

         j) Land. To the best knowledge of Seller, the Land is usable for its current uses without materially violating any federal, state, local or other governmental building, zoning, health, safety, platting, subdivision or other law, ordinance or regulation, or any applicable private restriction, such use is a legal conforming use subject to any exceptions which would not have a material adverse effect on the Business as a whole and Seller agrees that it does not own any other land other than that disclosed on Exhibit J.

         k) Proceedings. There is no action, litigation, investigation, condemnation or proceeding of any kind pending or to the best knowledge of Seller threatened against Seller or any portion of the Land

         l) Bonds. Seller has delivered to Buyer true and complete copies of all performance and maintenance bonds, financial guarantees supporting such bonds, cash escrow agreements and letters of credit ("Performance Guarantees") under which Seller is an obligor listed in Exhibit G. On the Closing Date, Seller shall deliver to Buyer a then current summary of the Performance Guarantees in the form of Exhibit G. To the Seller's best knowledge, Seller is not in material default under any of the underlying obligations for which the Performance Guarantees have been given and there are no claims or draws currently existing with respect to any of the Performance Guarantees.

         m) Employees. Seller shall be responsible for the Severance Payment(s) due to Laurence Creemer, David Carney and Michael O'Neill in the event that, on the Closing Date, they refuse an offer of employment from the Buyer which provides for a reasonably equivalent package of compensation and benefits consistent with Buyer's benefits and compensation for similar executives and officers. Seller is not a party to any collective bargaining agreement and the employees of Seller are not, to the Seller's best knowledge, members of any union; and

         n) South Riding Agreement. Seller has provided to Buyer on the date of execution of this Agreement a true and exact copy of the South Riding Agreement.

         9. Prorations. Seller and Buyer agree to the following prorations and allocation of costs regarding this Agreement:

         a) Title Insurance. Buyer shall pay all premiums required for the issue of title policies and Commitments for each Land.

         b) Sales Tax. Seller shall pay all state and local taxes arising from this transaction in respect of the transfer of Land.

         c) Real estate Taxes and Special Assessments. Seller will pay all special assessments levied as against the Land as at the Closing Date. General real estate taxes shall be prorated by Seller and Buyer as of the Closing Date based upon a calendar fiscal year.

         d) Recording costs. Seller will pay the costs of recording all documents necessary to record title in the condition warranted by this Agreement. Buyer will pay the costs of recording all other documents.

         10.     Buyer's Obligations.

         a) Performance Guarantees. Buyer and Seller acknowledge and recognize that two types of Performance Guarantees exist as of even date: (i) Open
Projects: Performance Guarantees issued to governmental authorities with respect to improvements located in projects where the Seller is currently constructing residential housing units; and (ii) Closed Projects: Performance Guarantees issued to governmental authorities with respect to improvements located in projects where the Seller is not currently constructing and will not construct residential housing units in the future. The following obligations of the Buyer shall be applicable to these two types of Performance Guarantees:

                  i. Open Projects: Buyer shall use its best efforts to replace (i) those letters of credit comprised within the Performance Guarantees in this category with letters of credit in the same amount secured and on the same terms; and (ii) those performance bonds comprised within the Performance Guarantees in this category with performance bonds in the same amount secured and on the same terms. Buyer agrees to tender to Seller an irrevocable letter of credit ("Backup Letter of Credit") for the cumulative value of all letters of credit comprised within the Performance Guarantees in this category, issued by a national bank having an office for drawing letters of credit in the United States of America and having a total number of assets of at least $25,000,000 ("Qualified Issuer"). The Backup Letter of Credit shall amortize upon replacement of the letters of credit in this category. The Backup Letter of Credit shall be drawable in multiple draws and Seller may make draws thereunder in the amount of and upon the payment of any amounts under the letters of credit in this category.

                  ii. Closed Projects. BZH shall guarantee Buyer's obligations under this category pursuant to clause 18 in order to assure the performance of the maintenance work performed by the Buyer at the expense and on behalf of the Seller in respect of Closed Projects provided that: (i) Seller has authorised Buyer to undertake such work; and (ii) Seller has provided to Buyer reasonable assurances acceptable to Buyer of a payment procedure by Seller for the work to be performed.

         b) Employees. Seller shall terminate the employment of the employees of the Business at Closing. Buyer shall offer employment to such employees at Closing on a reasonably equivalent package of compensation and benefits consistent with Buyer's benefits and compensation for similar executives, officers and employees. Provided always that Buyer shall provide sufficient medical benefits to any such employees so that the Seller is not required to offer continuation coverage under COBRA Seller shall be responsible for any severance pay due to an employee that does not accept employment with Buyer on these terms.

     11. Warranties of Buyer. Buyer hereby warrants and represents to Seller as follows:

         A. Incorporation and Corporate Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

         B. Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

         C. No Breach. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject.

         D. Governmental Authorities; Consents. Except for the applicable requirements of the Hart Scott Rodino (HSR) Act: (i) Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby; and (ii) no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

         E. Bank Group Approval. Buyer hereby discloses to the Seller that the Buyer requires the waiver of certain covenants in the senior revolving credit facility of the Buyer to consummate the transaction contemplated hereby. Buyer agrees to use its best efforts to obtain such approval before the Closing Date. The obligations of Buyer hereunder are subject to obtaining such approval.

         12. Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of either party other than: (i) Warburg Dillon Read retained by Buyer; and (ii)Taylor Strategic Divestitures retained by Seller. Each party shall be responsible for payment of the advisors retained by such party. Each party hereby indemnifies the other as to the performance of their obligations in this section.

         13.  Termination.

         a. This Agreement may be terminated at any time prior to the Closing by the mutual consent of Buyer and Seller and either party may terminate this Agreement if the transaction contemplated hereby has not closed by December 5, 1998,

         b. This Agreement may be terminated by Buyer in the event that: (i) the conditions set forth in clause 5 have not been satisfied at the Closing Date; or
(ii) Seller is unable to assign to Buyer the minimum number of Required Permits, Required Leases, the Required Contracts, and the Required Partnerships set forth in Exhibit H; and (iii) Buyer exercises its rights under clause 2(e);

         c. In the event of termination of this Agreement by Buyer or Seller, this agreement shall become void and there shall be no liability on the party of either Buyer or Seller, or their respective stockholders, officers or directors except where either party is in breach.

     14.  South Riding Agreement.

         a) In the event of the termination of the South Riding Agreement, Seller shall provide a Right of first refusal to the Buyer to buy the property on the same terms and conditions as provided in the South Riding Agreement.

         b) Under the South Riding Agreement, the buyer shall execute the Take Down Agreement which shall provide inter alia that (a) Buyer's liability thereunder shall be limited to the deposits delivered thereunder and not specifically enforceable against Buyer and that Buyer may assign the Take Down Agreement to affiliates of Buyer and, upon such assignment, be released from liability thereunder provided that the buyer of the South Riding Business has the right to approve the marketing name of such affiliates (approval not to be unreasonably withheld); (b) the Buyer shall have pre-emption rights to purchase the Continuity Lots set out on Exhibit J; and (c) the buyer of the South Riding Business will agree to contract with the Buyer for the sale of the Continuity Lots under the same terms and conditions as are set out in the Letters of Undertaking attached to the South Riding Agreement for those products presently offered or as modified by the South Riding Business.

         c) In the event that the South Riding Agreement does not close and Seller closes a similar agreement with another buyer ("Substitute South Riding Agreement"), the Seller shall procure that the buyer under the Substitute South Riding Agreement shall enter into a substitute Take Down Agreement with Buyer.

         15.   Survival, Indemnification

         a) Survival of Representations and Warranties. The representations and warranties of Buyer and Seller contained in sections 8 and 11 shall survive the Closing for a period of one (1) year following the Closing Date. The remaining provisions of this Agreement shall survive the Closing Date for a period of 5 years following the Closing Date.

         b) Indemnification by Seller. Seller agrees to indemnify in full Buyer and its officers, directors, employees, agents and stockholders (collectively "Buyer Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses) (collectively "Losses") which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of any misrepresentation in any of the representations and warranties or any failure to perform any obligations of Seller contained in this Agreement or with respect to any existing or claimed litigation to which Seller is a party. Seller shall be liable to the Buyer for any Losses (i) only if Buyer delivers to Seller written notice, setting forth in reasonable detail the identity, nature and amount of Losses related to such claim or claims prior to the first anniversary of the Closing Date, (ii) only if the aggregate amount of all Buyer Losses exceeds U.S.$250,000 (the "Basket Amount",) in which case Seller shall be obligated to indemnify the Buyer only for the excess of the aggregate amount of all such Losses over the Basket Amount, and (iii) in any event, in an aggregate amount not to exceed U.S.$10,000,000.

         c) Indemnification by Buyer. Buyer agrees to indemnify in full the Seller, and its officers, directors, employees, agents and stockholders (collectively "Seller Indemnified Parties") and hold them harmless against any Losses which Seller Indemnified Parties may suffer, sustain or become subject to, as a result of any misrepresentation in any of the representations and warranties or any failure to perform any obligations of Buyer contained in this Agreement. Buyer shall be liable to the Seller for any Losses (i) only if Seller delivers to Buyer written notice, setting forth in reasonable detail the identity, nature and amount of Losses related to such claim or claims prior to the first anniversary of the Closing Date, (ii) only if the aggregate amount of all Seller Losses exceeds U.S.$250,000 (the "Basket Amount",) in which case Buyer shall be obligated to indemnify the Seller only for the excess of the aggregate amount of all such Losses over the Basket Amount, and (iii) in any event, in an aggregate amount not to exceed U.S.$10,000,000.

         16.      Homeowner Warranty.

         a) Buyer shall perform all work caused by any warranty claim covered by an existing warranty given by Seller and relating to any residential housing units closed by the Seller prior to Closing in Maryland, Virginia, Pennsylvania or New Jersey.. Buyer reserves the right to forward any claims made under a third party warranty program such as RWC and shall inform the Seller of such disposition. Seller shall promptly reimburse Buyer for any work performed by Buyer over and above expenditure incurred in excess of the aggregate provisions for such warranty work in the Final Balance Sheet. The amount to be reimbursed shall be the cost (including wages and benefits) of Buyer's employees allocated to the performance of the warranty workplus a 7.5% percent mark up over and above the cost of the work performed.

         b) Buyer agrees to provide estimates to Seller for any warranty work items in excess of $2,000 for Seller's review before Buyer performs such work. If Seller elects to proceed, Seller shall authorize the recommended work within three (3) business days of notification by the Buyer as to claims on houses arising less than one year from the closing of the subject house and within seven (7) days otherwise. If Seller elects, Seller may provide to Buyer a recommendation of an alternative work procedure. In the event that Seller does not so respond within the applicable period, the Buyer shall proceed with the repair work. In the event that the Seller provides an alternative recommendation, Buyer shall determine if the alternative work order is appropriate. In the event of a dispute between the Buyer and Seller as to this repair work, then: (i) Seller shall be responsible for the repair work; (ii) Seller shall and does hereby indemnify the Buyer for all losses, costs, damages, fees, or liabilities with respect to any claim made against the Buyer with respect to Seller's failure to perform such repair work; and (iii) Seller, and in the absence of prompt compliance by Seller, Buyer on behalf of Seller, shall send a letter advising the claimant that warranty work is the Seller's responsibility.

         c) The provisions of this Section shall not operate as an assumption by the Buyer of any liability of the Seller for any warranty or other product liability claims save that Buyer undertakes to perform such work with all care and diligence using locally accepted building practices and standards. Rather, the provisions of this section shall operate as a mechanism for the performance of work on behalf of the Seller by the Buyer under certain circumstances. Furthermore, the Seller shall remain liable for the warranty claims by third party homeowners, subject to any breach by Buyer of its performance obligations under this clause, and the Seller hereby indemnifies the Buyer against all losses, costs, damages, fees, or liability to any third party home owner arising under home owner warranty claims on homes which close prior to Closing. Buyer hereby indemnifies Seller against liabilities arising for breach of its obligations under this clause in respect of homes which close after the Closing Date.

         17.      Miscellaneous.

         a.       Further Assurances.

                  Seller and Buyer each agree that on after the Closing Date, they shall take all appropriate action (without incurring any out-of-pocket expenses) and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Buyer in possession and operating control of the Net Assets and transferring all permits and licenses to Buyer that are transferable.

         b. Cooperation and exchange of Information.

                  i. Seller and Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any tax return, amended return or claim for refund, determining a liability for taxes or a right to a refund of Taxes or in conducting any audit or proceeding in respect of taxes. If requested, Seller shall in addition provide Buyer with its previous 3 years' financial statements. Such cooperation and information shall include providing copies of relevant tax returns or portions thereof, together with accompanying schedules and related work paper and documents relating to rulings or other determination by taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder: and

                  ii. Both parties shall provide the other with full access at all reasonable times without charge to the offices, properties, books, records officers, employees and other items of the Business relating to the operation of the Business and otherwise provide all such assistance as is reasonably requested by Seller in defending or prosecuting any litigation involving such party (other than litigation between the parties) or the operations of the Business prior to the Closing Date; and

                  iii. Each party agrees to maintain confidentiality to the information obtained in connection with the exercise of any of the foregoing rights other than the obligation to disclose such information in any litigation.

         c. Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in the Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

         d. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device or one business day after deposit in Federal Express or other nationally recognized, overnight delivery service. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

         Notices to Seller:    Trafalgar House Property Inc.
                               Attention:  Madeline Laxton, Esq.
                               c/o One Commerce Square
                               2005 Market Street
                               Philadelphia, Pennsylvania 19103
                               Telecopy: (215) 972-4465

         Notices to Buyer:     Beazer Homes Corp.
                               5775 Peachtree Dunwoody Road Suite C-550
                               Atlanta, GA 30342
                               Attn: Peter H. Simons, Senior Vice President of Corporate Development

                               With a copy to: Paul, Hastings, Janofsky & Walker Suite 2400, 600 Peachtree Street, N.E.
                               Atlanta, Georgia 30308
                               Attn: Charles T. Sharbaugh, Esq.

         e. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto subject to the provisions of the next sentence. Buyer shall be entitled to transfer and assign all or portions of this Agreement to third parties at Closing as long as Buyer and BZH remain obligated hereunder but subject to clause 7 (f).

         f. Complete Agreement. This Agreement and the Exhibits hereto and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         g. Governing Law. The internal law, without regard to conflicts of law principles, of the State of New York, will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. All parties hereby submit to and designate the courts located in New York, New York, in either State or Federal Courts, as the jurisdiction and venue for the interpretation of this Agreement and resolution of disputes hereunder. BUYER AND SELLER AGREE TO AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERET AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

                  h. Time of the Essence. Time is of the essence of this Agreement.

                  i. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure and shall not use the name of the other Party without its permission unless required by applicable law

                  j. Letters of Credit. All letters of credit issued pursuant to this Agreement shall be drawable 14 days prior to their respective expiry dates without the delivery of a qualified replacement letter of credit to the beneficiary provided the beneficiary has given prior written notice of its intention to draw the letter of credit affected. Where there is no default, the beneficiary shall hold all cash received under a drawdown of a letter of credit in a separate bank account and shall use the proceeds in accordance with the provisions of the applicable letter of credit. The beneficiary shall return the amount drawn upon the posting of a qualified replacement letter of credit for the drawn letter of credit.


         18.     GUARANTEES.

         Beazer Homes U.S.A., Inc. ("BZH") hereby guaranties the performance of all obligations of the Buyer hereunder including all representations and warranties and all indemnities by the Buyer hereunder. BZH acknowledges that it will benefit from this transaction through its share ownership of Buyer, and, accordingly, has received good and adequate consideration for the execution and delivery of this guaranty. BZH agrees that the Seller may administer this Agreement so as to make modifications and amendments in its discretion with Buyer's written consent and such modifications and amendments shall not impair or diminish the binding and enforce ability of this guaranty. BZH agrees that the Seller may enforce any term, condition, representation, warranty or indemnity of the Buyer hereunder against BZH without first filing suit or otherwise attempting to enforce or exhaust any remedies available to the Seller hereunder.

             Kvaerner PLC ("Kvaerner") hereby guarantees the performance of all obligations of the Seller hereunder including all representations and warranties and all indemnities by the Seller hereunder. Kvaerner hereby agrees that it has received good and adequate consideration for the execution and delivery of this Guaranty as well as the performance of its obligations hereunder in that it is the principal and majority shareholder of the Seller. Kvaerner agrees that the Seller may administer this Agreement so as to make modifications and amendments in its discretion with Seller's written consent and such modifications and amendments shall not impair or diminish the binding and enforce ability of this guaranty. Kvaerner agrees that the Buyer may enforce any term, condition, representation, warranty or indemnity of the Seller hereunder against Kvaerner without first filing suit or otherwise attempting to enforce or exhaust any remedies available to Buyer hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

         TRAFALGAR HOUSE PROPERTY, INC.

         By:
            --------------------------
         Name:
            --------------------------
         Title:
            --------------------------



         BEAZER HOMES CORP.

         By:
            --------------------------
         Name:
            --------------------------
         Title:
            --------------------------


         KVAERNER PLC

         By:
            --------------------------
         Name:
            --------------------------
         Title:
            --------------------------


         BEAZER HOMES USA, INC.


         By:
            --------------------------
         Name:
            --------------------------
         Title:
            --------------------------

                                    EXHIBITS



A.     AUGUST 29, 1998 BALANCE SHEET

B.     ASSUMED LIABILITIES

C.     LAND

D.     LEASES

E.     CONTRACTS

F.     PARTNERSHIP AGREEMENTS

G.     PERFORMANCE GUARANTEES

I.     REQUIRED CONTRACTS, REQUIRED LEASES, REQUIRED PERMITS, REQUIRED
       PARTNERSHIPS

J.     OTHER LAND

K.     CONTINUITY LOTS

L.     ESCROW AGREEMENT